                                                                    EXHIBIT 2.2


                                 PLAN OF MERGER

                                       OF

                             TRIANGLE BANCORP, INC.

                                 WITH AND INTO

                        CENTURA MERGER SUBSIDIARY, INC.

            Pursuant to this Plan of Merger dated as of __________, 1999 ("Plan of Merger"), TRIANGLE BANCORP, INC. ("Triangle"), a corporation organized and existing under the Laws of the State of North Carolina, shall be merged with and into CENTURA MERGER SUBSIDIARY, INC. ("Centura Merger Subsidiary"), a corporation organized and existing under the laws of the State of North Carolina and a wholly-owned subsidiary of CENTURA BANKS, INC., a corporation organized and existing under the laws of the State of North Carolina ("Centura").

                                   ARTICLE 1

                                  DEFINITIONS

            Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

            1.1 "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Centura Merger Subsidiary and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section
2.1 of this Plan of Merger.

            1.2 "CENTURA COMMON STOCK" shall mean the no par value common stock of Centura.

            1.3 "CENTURA COMPANIES" shall mean, collectively, Centura and all Centura Subsidiaries.

            1.4 "CENTURA MERGER SUBSIDIARY COMMON STOCK" shall mean the no par value common stock of Centura Merger Subsidiary.

            1.5 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

            1.6 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of North Carolina as defined in Section 2.2 of this Plan of Merger.

            1.7 "EXCHANGE AGENT" shall mean the exchange agent selected by Centura.

            1.8 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            1.9 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

            1.10 "MERGER" shall mean the merger of Triangle into and with Centura Merger Subsidiary as provided in Section 2.1 of this Plan of Merger.

            1.11 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of August 22, 1999, by and between Centura and Triangle.

            1.12 "NCBCA" shall mean the North Carolina Business Corporation
Act.

            1.13 "NYSE" shall mean the New York Stock Exchange, Inc.

            1.14 "PARTY" shall mean either Triangle or Centura Merger Subsidiary, and "PARTIES" shall mean both Triangle and Centura Merger Subsidiary.

            1.15 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, and the SEC.

            1.16 "SEC" shall mean the United States Securities and Exchange Commission.

            1.17 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

            1.18 "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith between Triangle and Centura relating to certain understandings and agreements in addition to those included in this Plan of Merger.

            1.19 "SURVIVING CORPORATION" shall refer to Centura Merger Subsidiary as the surviving corporation resulting from the Merger.

            1.20 "TRIANGLE COMMON STOCK" shall mean the no par value common stock of Triangle.

            1.21 "TRIANGLE COMPANIES" shall mean, collectively, Triangle and all Triangle Subsidiaries.

            1.22 "TRIANGLE STOCK PLANS" shall have the meaning set forth in the Merger Agreement.

            1.23 "TRIANGLE WARRANTS" shall mean the warrants issued by Unity Bank & Trust Company and assumed by Triangle in connection with the acquisition of Unity Bank & Trust Company.

            Any capitalized term not defined herein shall have the meaning ascribed to it in the Merger Agreement.

                                   ARTICLE 2

                        TRANSACTIONS AND TERMS OF MERGER

            2.1 MERGER. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Triangle shall be merged with and into Centura Merger Subsidiary in accordance with the provisions of Section 55-11-01 of the NCBCA and with the effect provided in Section 55-11-06 of the NCBCA (the "Merger"). Centura Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina.

            2.2 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Plan of Merger shall become effective on the date and at the time the Articles of Merger become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 10th business day (as designated by Centura) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Centura and Triangle approve the matters relating to this Plan of Merger required to be approved by such stockholders by applicable Law.

            2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of Centura Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

            2.4 BYLAWS. The Bylaws of Centura Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

            2.5 DIRECTORS AND OFFICERS. The directors of Centura Merger Subsidiary in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Centura Merger Subsidiary in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

            3.1   CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Centura or Triangle, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Centura Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Centura Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) Each share of Triangle Common Stock (excluding shares held by any Triangle Company or any Centura Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .45 of a share of Centura Common Stock (subject to adjustment pursuant to Section 10.1(g) of the Merger Agreement, the "Exchange Ratio").

            3.2 ANTI-DILUTION PROVISIONS. In the event Triangle changes the number of shares of Triangle Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Centura changes the number of shares of Centura Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

            3.3 SHARES HELD BY TRIANGLE OR CENTURA. Each of the shares of Triangle Common Stock held by any Triangle Company or by any Centura Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

            3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Triangle Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Centura Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Centura Common Stock multiplied by the market value of one share of Centura Common Stock at the Effective Time. The market value of one share of Centura Common Stock at the Effective Time shall be the last sale price of Centura Common Stock on the NYSE - Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Centura) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

            3.5   CONVERSION OF STOCK RIGHTS.

                  (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Triangle Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Triangle Rights") granted by Triangle under the Triangle Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Centura Common Stock, and Centura shall assume each Triangle Right, in accordance with the terms of the Triangle Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Centura and its Compensation Committee shall be substituted for Triangle and the Committee of Triangle's Board of Directors (including, if applicable, the entire Board of Directors of Triangle) administering such Triangle Stock Plan, (ii) each Triangle Right assumed by Centura may be exercised solely for shares of Centura Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Centura Common Stock subject to such Triangle Right shall be equal to the number of shares of Triangle Common Stock subject to such Triangle Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Triangle Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Triangle Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, each Triangle Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Internal Revenue Code. Centura agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                  (b) As soon as reasonably practicable after the Effective Time, Centura shall deliver to the participants in each Triangle Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Triangle Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Centura shall comply with the terms of each Triangle Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Triangle Stock Plan, that Triangle Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Centura shall take all corporate action necessary to reserve for issuance sufficient shares of Centura Common Stock for delivery upon exercise of Triangle Rights assumed by it in accordance with this Section
3.5. As soon as reasonably practicable after the Effective Time, Centura shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Centura Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Centura shall administer the Triangle Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

                  (c) All restrictions or limitations on transfer with respect to Triangle Common Stock awarded under the Triangle Stock Plans or any other plan, program, or arrangement of any Triangle Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Centura Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

            3.6 CONVERSION OF TRIANGLE WARRANTS. At the Effective Time, each Triangle Warrant which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become a right with respect to Centura Common Stock, and Centura shall assume each Triangle Warrant, in accordance with the terms of the agreement by which the Triangle Warrant is evidenced, except that from and after the Effective Time, (i) each Triangle Warrant assumed by Centura may be exercised solely for shares of Centura Common Stock,
(ii) the number of shares of Centura Common Stock subject to such Triangle Warrant shall be equal to the number of shares of Triangle Common Stock subject to such Triangle Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Triangle Warrant shall be adjusted by dividing the per share exercise price under each such Triangle Warrant by the Exchange Ratio and rounding up to the nearest cent.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

            4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Centura and Triangle shall cause the exchange agent selected by Centura (the "Exchange Agent") to mail to the former stockholders of Triangle appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Triangle Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Triangle Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Triangle Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Centura Common Stock to which such holder may be otherwise entitled (without interest). Centura shall not be obligated to deliver the consideration to which any former holder of Triangle Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Triangle Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Triangle Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Triangle Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

            4.2 RIGHTS OF FORMER TRIANGLE STOCKHOLDERS. At the Effective Time, the stock transfer books of Triangle shall be closed as to holders of Triangle Common Stock immediately prior to the Effective Time and no transfer of Triangle Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Triangle Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Triangle in respect of such shares of Triangle Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Triangle shall be entitled to vote after the Effective Time at any meeting of Centura stockholders the number of whole shares of Centura Common Stock into which their respective shares of Triangle Common Stock are converted, regardless of whether such holders have exchanged their certificates representing

Triangle Common Stock for certificates representing Centura Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Centura on the Centura Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Centura Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Triangle Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Triangle Common Stock certificate, both the Centura Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                                 MISCELLANEOUS

            5.1 CONDITIONS PRECEDENT. Consummation of the Merger by Centura Merger Subsidiary shall be conditioned on the satisfaction of, or waiver by Centura of the conditions precedent to the Merger set forth in Sections 9.1 and
9.2 of the Merger Agreement. Consummation of the Merger by Triangle shall be conditioned on the satisfaction of, or waiver by Triangle of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

            5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

            5.3 COUNTERPARTS. This Plan of Merger may be executed in counterparts, each of which shall be an original; but all of such counterparts together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Plan of Merger as of the date first above written.

                                        TRIANGLE BANCORP, INC.

ATTEST:                                 By:
         -------------------------         ---------------------------------------
         Susan C. Gilbert                  Michael S. Patterson
         Secretary                         President, Chief Executive Officer, and
                                           Chairman of the Board

                                        CENTURA MERGER SUBSIDIARY, INC.

ATTEST:                                 By:
         --------------------------        ---------------------------------------
         Joseph A. Smith, Jr.              Cecil W. Sewell, Jr.
         Secretary                         President